Exhibit 10.49

OPTION AGREEMENT

This OPTION AGREEMENT (“Option Agreement”), is effective as of September 30, 1997, by and between Daniel Poth, O.D. (“Shareholder”), and Eye Care Holdings, Inc., a Delaware corporation (the “Optionee”).

W I T N E S S E T H:

WHEREAS, Dr. Samit Hour Eyes Optometrist, P.C., a Virginia professional corporation (“Virginia PC”), is engaged in the retail sale of optical goods and providing optometric services in Virginia. The Shareholder owns 10,520 shares of common stock, par value $.01 per share (the “Virginia Common Stock”), of the Virginia PC, representing all of the outstanding capital stock of the Virginia PC;

WHEREAS, it is a condition to the completion of the transactions provided for in that certain Master Transaction Agreement of even date herewith by and among Dr. Robert A. Samit, Dr. Michael Davidson, Eye Care Centers of America, Inc., a Texas corporation (“ECCA”), the Shareholder, The Samit Group, Inc., a Delaware corporation (“TSGI”), and the Virginia PC that this Option be granted by the Shareholder to the Optionee; and

WHEREAS, the Shareholder desires to afford the Optionee (or optometrists or ophthalmologists or other persons designated by Optionee and legally permitted to acquire such capital stock) an opportunity to acquire all or a portion of the Virginia Common Stock as required by the Master Transaction Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreement of the parties hereinafter contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereunder, agree as follows:

1. Grant of Option. The Shareholder hereby irrevocably grants to Optionee the right and option (hereinafter called the “Option”) to purchase one or more Shares (as hereinafter defined) at the exercise price set forth in paragraph 2, during the period and subject to the conditions herein set forth. The exercise of all or part of the Option may, in Optionee’s discretion, be effectuated through the merger of the Virginia PC with one or more entities. The Shareholder agrees that the Option, or any portion thereof, is assignable by Optionee, without any restrictions, to any optometrists, ophthalmologists or other person or persons designated by the Optionee who are legally permitted to exercise the Option and own the Virginia Common Stock. A “Share” shall mean one (1) share of Virginia Common Stock. The parties acknowledge and agree that to the extent that the Optionee is restricted from owning the Virginia Common Stock, the Optionee intends to, and will be permitted to, assign all or a portion of its rights hereunder to an optometrist, ophthalmologist or other person or persons as the Optionee may designate who is legally permitted to purchase and own such shares.

2. Exercise Price. The per Share exercise price (the “Exercise Price”) shall be an amount equal to (i) the greater of (A) $1,200,000 or (B) four (4) multiplied by Net Earnings (as hereinafter defined) for the twelve (12) month period ended as of the month immediately preceding the exercise date of the Option divided by (ii) the number of Shares then outstanding. Notwithstanding the preceding sentence, the per Share Exercise Price shall be equal to (i) the lesser of (A) $1,000,000 and (B) four (4) multiplied by Net Earnings for the twelve (12) month period ended as of the month immediately preceding the exercise date of the Option divided by (ii) the number of shares of Virginia Common

Stock then outstanding if (A) as of the date such notice of the exercise of the Option, the Virginia PC is in default of its obligations under the Retail Business Management Agreement (the “Retail Business Management Agreement”), of even date herewith, between the Virginia PC and Visionary Retail Management, Inc., a Delaware corporation (“VRM”), or the Professional Business Management Agreement (the “Professional Business Management Agreement”), of even date herewith, between the Virginia PC and Visionary MSO, Inc., a Delaware corporation (“VMSO”), or if the Shareholder or DP Management, LLC, a Maryland limited liability company and wholly-owned by the Shareholder (“DPM”) has materially breached any of its obligations under the Optometric Director Agreement (the “Director Agreement”), of even date herewith, between the Shareholder, DPM and Hour Eyes, Inc., and such material breach has not been cured within 30 days of notice of material breach to the Virginia PC or the Shareholder, or such material breach by its nature cannot be cured or (B) between the date of receipt of notice of Optionee’s intent to exercise the Option and the date of purchase of the Shares, the Virginia PC has materially breached its obligations under the Professional Business Management Agreement or the Retail Business Management Agreement or the Shareholder (or the entity owned by the Shareholder that is a party thereto) is in material breach of its obligations under the Director Agreement). The Virginia PC or the Shareholder, as the case may be, will be deemed to have materially breached one of the aforementioned agreements for purposes of this Section 2 only if (i) such material breach is directly or indirectly caused by or a result of actions or omissions by the Shareholder, (ii) the events giving rise to such breach are within the control of the Shareholder and (iii) such breach is a result of an intentional breach by the Shareholder or the Shareholder’s actions or omissions with respect of such breach constitute gross negligence, bad faith or misconduct.

For purposes of this Agreement, “Net Earnings” for a period shall mean (i) the Adjusted Net Revenue (as defined in the Retail Management Agreement) of the Virginia PC for such period minus (ii) the Base Management Fee and Supplemental Management Fee earned by VRM under the Retail management Agreement with respect to such period minus (iii) the Base Management Fee under the Professional Business Management Agreement with respect to such period plus (iv) One Hundred Twenty-Five Thousand Dollars ($125,000).

3. Option Term. The term of this Option shall expire on the fortieth (40th) anniversary of the date hereof.

4. Exercise of Option. The Option shall immediately become exercisable on the date thereof, and except as limited herein, shall be exercisable at any time, and from time to time, thereafter until the fortieth (40th) anniversary of the date hereof (the “Option Period”). The Optionee may exercise the Option during the Option Period on one or more occasions with respect to the Virginia Common Stock that are then subject to this Option. The right to exercise the Option shall survive the death of the Shareholder, in which event, the Shareholders successors or assigns shall be obligated hereunder.

5. Notice Period. Before exercising the Option, Optionee shall give at least thirty (30) days written notice to the Shareholder. During the notice period, Shareholder shall not take any action that is adverse to the Virginia PC’s business.

6. Manner of Exercise. Each exercise of the Option shall be by written confirmation to Shareholder, and shall be accompanied by a statement of the number of Units the Optionee elects to acquire and the Optionee’s or its assigns, check payable to the Shareholder for the amount of the per Unit Exercise Price multiplied by the number of Shares to be acquired. Upon delivery of such confirmation and payment, the Optionee, or its assigns, to the extent permitted by applicable law, shall be deemed to have acquired such shares of Virginia Common Stock and shall be deemed to have become a shareholder of the Virginia PC without any further action on the part of the Optionee, the Shareholder or the Virginia PC. However, at the Optionee’s request, the Shareholder shall also deliver the stock certificates, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, representing the shares of Virginia Common Stock then transferred to the Optionee, or its assigns, in form and substance reasonably satisfactory to Optionee. In the event the Option shall be exercised by any person or persons other than the Optionee, such confirmation shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

7. Transferability of Option. The Option is transferable by Optionee to any person who lawfully may hold an ownership interest in Virginia PC. Optionee shall notify the Shareholder of the exercise of such assignment.

8. No Obligation to Exercise Option. At any time after the third anniversary of the date hereof, the Shareholder may demand that the Optionee exercise or transfer to any third party who may lawfully hold an ownership interest in the Virginia PC all of the Option hereunder by delivery of written notice of such demand. Optionee shall use its reasonable efforts to cause the Option to be exercised or transferred within 90 days of its receipt of such notice, but in any event such Option shall be exercised or transferred within 180 days of receipt by Optionee of such notice.

9. Representations and Warranties of the Shareholder. Shareholder hereby represents and warrants to, and covenants with, Optionee as follows:

(a) The Shareholder has full power and authority to permit him to execute and deliver this Option Agreement and to perform all of the obligations contained herein, and none of such actions will violate or constitute a default under any other agreement or instrument to which Shareholder is a party. There are currently 10,520 shares of Virginia Common Stock outstanding, all of which are owned beneficially and of record by the Shareholder.

(b) This Option Agreement constitutes, and each instrument to be executed and delivered by the Shareholder in connection with the exercise of the Option will constitute, the valid and legally binding obligation of the Shareholder, enforceable against him in accordance with its terms.

(c) The Shareholder is the only shareholder of the Virginia PC and no other person will be permitted to become a shareholder (other than pursuant to the exercise of this Option) without prior written consent of the Optionee and the grant to Optionee of an option on such person’s Virginia Common Stock in form and substance comparable to this Agreement.

(d) The Shareholder shall take, or cause to be taken, all steps to maintain the Virginia PC as a professional corporation in Virginia, in good standing and, without the prior written consent of the Optionee, shall not take, or cause or allow to be taken, any steps to dissolve the Virginia PC.

10. Restrictions on Transfer of Common Stock; Consents. The Shareholder shall not “Transfer” any of the Virginia Common Stock, or permit the Virginia PC to sell, issue, or grant any options with respect to, any shares of its capital stock, without the prior written consent of the Optionee. For purposes of this Option Agreement, “Transfer” shall include, without limitation any dissolution of the Virginia PC or any sale, assignment, mortgage, hypothecation, transfer, pledge, creation of a security interest in or lien upon, encumbrance, gift, granting of any other option or other disposition. Any such Transfer shall be void unless Optionee has given its written consent thereto in advance.

Further, the Virginia PC shall not, and the Shareholder shall not permit it to, amend or modify or waive any rights under its Articles of Incorporation, Bylaws, or similar organizational documents or the Employment Agreement of even date herewith between the Shareholder and the Virginia PC in any manner that would adversely affect the Optionee’s rights hereunder without the Optionee’s prior written consent.

11. Confidentiality and Competitive Activities.

(a) Confidentiality. The Shareholder acknowledges that during his ownership of the stock of the Virginia PC, the Virginia PC has disclosed to him the confidential affairs and proprietary information of the Virginia PC and its subsidiaries and affiliates which is developed by and belongs to the Virginia PC and its subsidiaries and affiliates, including matters of a business nature such as information about costs, profits, markets, sales, trade secrets, potential patents and other business ideas, customer lists, supplier and vendor lists, plans for future developments and/or acquisitions, and information of any other kind not known within the optical retail industry generally (collectively, “Confidential Matters”). In light of the foregoing, the Shareholder agrees:

(i) To keep secret all Confidential Matters of the Virginia PC and of any affiliates of the Virginia PC, and of any third party to whom the Virginia PC is bound by a confidentiality agreement, and not to disclose them to anyone outside of the Virginia PC or its affiliates, or otherwise use them or use his knowledge of them for his own benefit or for the benefit of any third party, including, without limitation, use of the trade secrets, trade names or trademarks of the Virginia PC, except with the Optionee’s prior written consent; and

(ii) To deliver promptly to the Virginia PC upon exercise of the Option, or at any time thereafter that the Virginia PC may request, all memoranda, notices, records, reports and other documents (and all copies thereof) relating to the business of the Virginia PC or any of its subsidiaries or affiliates, including, but not limited to, Confidential Matters, which he may then possess or have under his control.

Notwithstanding any of the foregoing, the term “Confidential Matters” does not include information which (i) is or becomes generally available to the public other than as a result of any disclosure by the Shareholder or (ii) the Shareholder is compelled to disclose by judicial or administrative process; provided, that in the case of any such requirement or purported requirement, the Shareholder shall provide written notice to the Optionee and the Virginia PC prior to producing such information, which notice shall be given at least ten (10) days prior to the producing such information, if practicable, so that the Optionee and the Virginia PC, as the case may be, may seek a protective order or other appropriate remedy.

(b) Competitive Activities. The Shareholder expressly recognizes and acknowledges that the terms and condition of this Section 11(b) are reasonable as to time, area and scope of restricted activity, necessary to protect the legitimate interests of the Optionee and the Virginia PC, and are not unduly burdensome to the Shareholder. For a period commencing on the date hereof and ending twenty- four (24) months following the exercise of the Option, the Shareholder shall not, directly or indirectly (whether for compensation or otherwise), alone or as officer, director, stockholder (excepting not more than 1% stockholdings for investment purposes in securities of publicly held and traded companies), partner, associate, employee, agent, principal, creditor, guarantor, trustee, salesman, consultant, or in other capacity, take any action in or participate with or become interested in or associated with any person, firm, partnership, corporation or other entity whatsoever that is engaged in the business of the retail sale of optical goods in any of the geographic areas consisting of each county or parish or district

(with respect to the District of Columbia) and each county, parish or district contiguous thereto, in which (i) a store is located that is owned, operated or managed by the Virginia PC as of the date of exercise of the Option or (ii) the Virginia PC has affirmative plans (evidenced by documentation) to commence operations as of the date of exercise of the Option and the Shareholder has actively participated in such plans (such activities are hereinafter referred to as the “Competitive Activities” and the restricted area is hereinafter referred to as the “Restricted Area”). Notwithstanding the foregoing, the Shareholder shall be permitted to:

(A)	own and operate a single store location for the purpose of selling optical goods and providing optometric services provided that such store is not affiliated with any national, regional or local optical retailer and such store location is not within a one and one-half (1 1/2) mile radius (one-half ( 1/2) mile with respect to stores in Washington D.C. and three (3) miles with respect to the store located in South Lakes, Virginia) of (i) a store location that is owned, operated or managed by the Virginia PC as of the date of exercise of the Option or (ii) a location in which the Virginia PC has affirmative plans (evidenced by documentation) to commence operations as of the date of exercise of the Option and the Shareholder has actively participated in such plans;

(B)	be employed by a national or regional optical retailer with operations in the Restricted Area, provided that the Shareholder is not directly supervising optometrists or other employees of such retailers’ operations within the Restricted Area; and

(C)	provide part-time optometric services, up to 3 days a week, for any optometrist, optical retailer or professional corporation; provided that his sole duties shall consist of providing optometric examinations; and provided further that the Shareholder has first offered his services to the Virginia PC and Hour Eyes, Inc. at the market rate in writing and the Virginia PC and Hour Eyes, Inc. has declined to provide such part-time employment.

The foregoing exceptions to the prohibitions against Competitive Activities shall not release the Shareholder, or waive any rights of the Optionee with respect to, any of the Shareholder’s other covenants, obligations or duties hereunder including without limitation, the provisions of Section 11(a), 11(c) and 11(d).

(c) Antisolicitation. The Shareholder agrees that for a period commencing on the date hereof and ending two (2) years after the exercise of the Option, he will not influence or attempt to influence customers (including customers with respect to managed care plans) of the Virginia PC or any of its present or future direct or indirect subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Virginia PC or any subsidiary or affiliate of the Virginia PC; provided this prohibition shall not apply to general advertisements in newspaper or other widely distributed publications, media, or mail, whether electronic or otherwise.

(d) Soliciting Employees. The Shareholder agrees that for a period commencing on the date hereof and ending two (2) years after the exercise of the Option, without the written consent of Optionee, he will not directly or indirectly contact or solicit to employ, or employ, any of the then current or past employees of the Virginia PC or any subsidiary or affiliate of the Virginia PC (or its subsidiary or affiliate, as the case may be) unless such person shall have ceased to be employed by the Virginia PC and such cessation of employment shall have occurred at least twelve (12) months prior thereto; provided this prohibition shall not apply to general advertisements in newspapers or other widely distributed publications, media, or mail, whether electronic or otherwise.

(e) If any covenant contained in this Section 11 or any portion thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants contained herein, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall reform the covenant to the extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interest of the Virginia PC and the Optionee and to enforce the covenant as reformed. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 11 upon the courts of any state or other jurisdiction in which any alleged breach of any such covenant occurs. If the courts of any of one or more of such states or other jurisdictions shall hold such covenants not wholly enforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Virginia PC’s right to the relief provided above in the courts of any other states or jurisdictions as to breaches of such covenants in such other respective states or jurisdictions, and the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

12. Remedies. If the Shareholder breaches the covenants set forth herein, the Optionee and its assigns will be entitled to the following remedies:

(a) Damages from the Shareholder; and

(b) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed that money damages alone would be inadequate to compensate Optionee and would be an inadequate remedy for such breach. Such injunction shall be available without the posting of any bond or other security, and the Shareholder hereby consents to the issuance of such injunction.

The rights and remedies of the parties to this Agreement are cumulative and not alternative.

13. Arbitration. Except with respect to injunctive relief pursuant to Sections 11 and 12 hereof, all disputes between Shareholder and Optionee, or its assigns, shall be settled in accordance with Section 9.14 of the Master Transaction Agreement.

14. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below or at such other address as may be furnished in writing by any party hereto to the other:

If to Shareholder:	Daniel Poth, O.D.
5401 North 20th Street
Arlington, Virginia 22205

If to Optionee:	c/o Eye Care Centers of America, Inc.
Eye Care Holdings, Inc.
11103 West Avenue
San Antonio, Texas 78213-1392

15. Successors and Assigns. This Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, and assigns.

16. Governing Law. This Option Agreement shall be governed by and construed under the laws of the State of Texas without regard to the conflicts of laws provisions of that state.

17. Counterparts. This Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Amendment. This Option Agreement may not be amended except by an instrument in writing signed by all the parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Option Agreement as of the date first above written.

OPTIONEE:

EYE CARE HOLDINGS, INC.

By:	/s/ Mark Pearson
Title:	Chief Financial Officer

SHAREHOLDER:

/s/ Daniel Poth, O.D.
Daniel Poth, O.D.

CONSENT

Dr. Samit Hour Eyes Optometrist, P.C., a Virginia professional corporation, consents to the Option on the Virginia Common Stock granted herein, and agrees to recognize Optionee, or its assigns, as a substituted shareholder immediately upon each exercise of this Option with respect to such shares of Virginia Common Stock as to which the Option has been exercised and payment of the Exercise Price therefor to the Shareholder, subject to applicable state laws and regulations.

DR. SAMIT HOUR EYES OPTOMETRIST, P.C., a Virginia professional corporation.

By:	/s/ Daniel Poth, O.D.
Daniel Poth, O.D.
President